Somekh Chaikin	Telephone 972 2 531 2000
216 Jaffa Road	Fax 972 2 531 2044
PO Box 212, Jerusalem 91001 Israel	Internet www.kpmg.co.il

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 25, 2004, with respect to the statements of income, changes in shareholder's equity and cash flows of NDS Technologies Israel Limited for the year ended 30 June 2004, incorporated herein by reference.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

Jerusalem, Israel
November 1, 2006

Somekh Chaikin, a partnership registered under
the Israeli Partnership Ordinance, is the Israeli
 member firm of KPMG International, a Swiss
 cooperative.